Exhibit 99.1

Company Contact: Peggy Tharp Director of Investor Relations (770) 657-6246

Superior Essex Inc. Announces Pricing of Public Offering of
2.7 Million Shares of Common Stock

ATLANTA, GA, June 6, 2006—Superior Essex Inc., (NASDAQ: SPSX), one of the largest wire and cable manufacturers in the world, announced today that the underwritten public offering of 2.7 million shares of its common stock has been priced at $30.00 per share. The sale will result in gross proceeds, before underwriting discounts and other expenses, of $76,950,000.

The offering is expected to close on June 12, 2006, and is subject to customary closing conditions. The company has granted the underwriters the option to purchase an additional 405,000 shares at the offering price to cover any over allotments.

UBS Investment Bank and JPMorgan Securities Inc. will be joint bookrunning managers for the offering, with Morgan Joseph serving as co-manager. A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, phone: (800) 223-3006, or from JPMorgan Securities Inc., Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, phone: (718) 242-8002, fax: (718) 242-1350.

This press release does not constitute an offer to sell or a solicitation of an offer to buy shares of Superior Essex common stock, nor will there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted. The offering of these securities may be made only by means of a prospectus supplement and related base prospectus.

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